Free Writing Prospectus Filed
Pursuant to Rule 433
Registration Statement No. 333-209569
Dated July 26, 2016

Walgreens Boots Alliance Announces Secondary Common Stock Offering

DEERFIELD, Ill., 26 July 2016 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) (the “company”) today announced that affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR,” and together, the “selling stockholders”) intend to offer for sale in an underwritten secondary offering 15,000,000 shares of the company’s common stock pursuant to the shelf registration statement (File No. 333-209569) filed by the company with the Securities and Exchange Commission (the “SEC”) on 17 February 2016.

The company previously issued to the selling stockholders an aggregate of 52,461,215 shares of common stock in connection with the company’s strategic combination with Alliance Boots GmbH (“Alliance Boots”) completed in December 2014. On 11 May 2016, the selling stockholders sold 15,000,000 shares in an underwritten secondary offering. Prior to the proposed offering, the selling stockholders owned 37,461,215 shares in the aggregate, representing approximately 3.5 percent of the company’s outstanding shares of common stock, based on the number of shares outstanding as of 30 June 2016. Following the proposed offering, the selling stockholders will own 22,461,215 shares in the aggregate, representing approximately 2.1 percent of the company’s outstanding shares of common stock, based on the number of shares outstanding as of 30 June 2016. The company is not selling any shares and will not receive any proceeds from the proposed offering. Pursuant to the Shareholders Agreement by and among the company, certain of the selling stockholders, including affiliates of KKR and certain other investors, dated as of 2 August 2012, as amended, upon completion of the proposed offering, KKR’s contractual right to designate a nominee for election to the company’s board of directors will terminate. However, Dominic Murphy, a senior executive at KKR, will remain a member of the company’s board of directors after the completion of the proposed offering.

Morgan Stanley will act as the sole underwriter for the offering. The last reported sale price of the company’s common stock on 26 July 2016 was $81.33. The company filed an automatically effective shelf registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before making any investment decision, you should read the prospectus in that registration statement and other documents the company has filed with the SEC for more complete information about the company and this offering.

The company intends to file a further prospectus supplement with respect to this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, also may be obtained by writing or telephoning us at:

Walgreens Boots Alliance, Inc. | walgreensbootsalliance.com

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, IL 60015

(847) 315-2922

Attention: Investor Relations

Morgan Stanley will arrange to send you the prospectus supplement, when available, and the accompanying prospectus relating to the offering if you request them by contacting Morgan Stanley & Co. LLC – Attn: Prospectus Department – 180 Varick Street, 2nd Floor – New York, NY 10014.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The proposed offering of these shares of common stock is being made only by means of a prospectus supplement and a related prospectus.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination in the USA and Europe and, together with its equity method investments*, employs more than 370,000* people and has a presence in more than 25* countries. Walgreens Boots Alliance is a global leader in pharmacy-led, health and wellbeing retail with over 13,100* stores in 11* countries. The company includes one of the largest global pharmaceutical wholesale and distribution networks with over 350* distribution centers delivering to more than 200,000** pharmacies, doctors, health centers and hospitals each year in 19* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory.

*	As at 31 August 2015 (without subsequent adjustment for business acquisitions or dispositions), including equity method investments

**	For 12 months ended 31 August 2015 (without subsequent adjustment for business acquisitions or dispositions), including equity method investments

(WBA-GEN)

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ending 31 August 2015 and our subsequent Forms 10-Q, including our Form 10-Q for the fiscal quarter ended 31 May 2016, which are incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.